Exhibit 99.1

For Immediate Release
December 17, 2015

For More Information
Trisha Voltz Carlson, SVP Investor Relations Manager
504-299-5208 or trisha.carlson@hancockbank.com

Hancock to Increase Energy Allowance in the Fourth Quarter of 2015
Depth and duration of the current energy cycle deeper and longer than originally expected

GULFPORT, Miss.  (December 17, 2015) — Hancock Holding Company (Nasdaq:  HBHC) today announced that the company will further increase its allowance for loan losses within its energy portfolio by approximately $42 million.  As a result, the allowance for the company's $1.6 billion energy portfolio will be just under 5% at year-end 2015.  The energy-related allowance at September 30, 2015 was $35.2 million or 2.12% of energy loans.   Energy loans are expected to approximate 10% of total loans at December 31, 2015, down from 11% at September 30, 2015.

"The depth and duration of the current energy cycle is now deeper and longer than what we and many others originally expected," said President and CEO John M. Hairston.  "Recent economic and geopolitical events have caused the price of oil to decline even further and there are no indications that there will be a quick recovery.  This updated outlook, coupled with the expectation of charge-offs related to specific credits within the energy portfolio, and signs of additional stress within the energy portfolio, has led us to update our estimated allowance for loan losses.  While we expect some level of continued charge-offs in the portfolio, we continue to believe the impact of the energy cycle will be manageable and our capital will remain solid."

$s in millions	Outstanding energy loans at 12-31-15 (estimated)	Projected energy allowance at 12-31-15	Projected energy allowance as a % of energy loans
Upstream	$605	$13.0	2.15%
Midstream	$110	$0.7	0.64%
Support Services	$885	$63.8	7.21%
Total	$1,600	$77.5	4.84%

Management currently estimates that charge-offs from energy-related credits will approximate $50-$75 million over the remainder of the cycle, with approximately $3.5 million of charge-offs expected to be recorded in the fourth quarter of 2015.  Through the third quarter of 2015, the company has recorded less than $1 million in charge-offs from its energy portfolio.

The total provision for loan losses in the fourth quarter of 2015 is expected to be in the range of $48-$52 million.  Adjusting for the increase in total provision expense linked-quarter, E.P.S. for the fourth quarter of 2015 is expected to be in line with the current range of street estimates.  Hancock will announce full fourth quarter of 2015 financial results after market close on January 21, 2016, and host a conference call at 9:00 a.m. Central Time on January 22, 2016.

About Hancock Holding Company
Hancock Holding Company is a financial services company with regional business headquarters and locations throughout a growing Gulf South corridor. The company's banking subsidiary provides a comprehensive network of full-service financial choices through Hancock Bank locations in Mississippi, Alabama, and Florida and Whitney Bank offices in Louisiana and Texas, including traditional and online banking; commercial and small business banking; energy banking; private banking; trust and investment services; certain insurance services; mortgage services; and consumer financing. More information and online banking are available at www.hancockbank.com and www.whitneybank.com.

Forward-Looking Statements
This news release contains "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, and we intend such forward-looking statements to be covered by the safe harbor provisions therein and are including this statement for purposes of invoking these safe-harbor provisions.  Forward-looking statements provide projections of results of operations or of financial condition or state other forward-looking information, such as expectations about future conditions and descriptions of plans and strategies for the future.
Forward-looking statements that we may make include, but may not be limited to, comments with respect to future levels of economic activity in our markets, including the impact of volatility of oil and gas prices on our energy portfolio and associated loan loss reserves and possible charge-offs, and the downstream impact on businesses that support the energy sector, especially in the Gulf Coast region.   Factors that could cause actual results to differ from those expressed in Hancock's forward-looking statements include, but are not limited to, management's identification of additional factors or future adverse developments in the energy and energy support sector , material changes to expectations or estimates of current risks and future trends in the energy industry, and those risk factors included in Hancock's public filings with the Securities and Exchange Commission, which are available at the SEC's internet site (http://www.sec.gov).  You are cautioned not to place undue reliance on these forward-looking statements.  Hancock does not intend, and undertakes no obligation, to update or revise any forward-looking statements, whether as a result of differences in actual results, changes in assumptions or changes in other factors affecting such statements, except as required by law.
— END —